Exhibit 99.1
CONTACT: Julie Lorigan
Vice President, Investor Relations
(781) 741-7775
Margery B. Myers
Vice President,
Corporate Communications and Public Relations
(781) 741-4019
Cara O'Brien - Investor Relations
Stephanie Sampiere - Media Relations
FD Morgen-Walke Associates
(212) 850-5600

TALBOTS REPORTS SECOND QUARTER EARNINGS PER SHARE OF
$0.32, ABOVE THE CURRENT FIRST CALL ESTIMATE

        Hingham, MA, August 20, 2003 – The Talbots, Inc. (NYSE: TLB) today announced results for the second quarter ended August 2, 2003. Net income was $18.5 million compared to $20.0 million last year. Earnings per diluted share for the quarter were $0.32, compared to $0.33 reported in the same period last year. Total Company net sales increased 5% to $389.6 million from $370.4 million last year. Retail store sales were $339.4 million, a 5% increase from $323.0 million reported in the second quarter last year. Included in retail sales was a decrease of 1.7% in comparable store sales, a better than expected result. Catalog sales increased 6% to $50.2 million versus $47.4 million for the fiscal quarter last year.

        For the six-month period, net income was $47.9 million versus $55.0 million last year. Earnings per diluted share were $0.83, 8% below the $0.90 reported for the same period last year. Total Company net sales increased 3% to $784.6 million from $761.7 million in the first half last year. Retail store sales were $668.6 million, 4% above the $644.7 million in the same period last year. Included in retail store sales was a decrease of 3.0% in comparable store sales. Catalog sales decreased 1% to $116.0 million, compared to $117.0 million reported in the six-month period last year.

(continued)

        Arnold B. Zetcher, Chairman, President and Chief Executive Officer, commented, “We reported second quarter earnings per diluted share of $0.32, above our previously announced range and a penny above the current First Call consensus estimate. This performance was driven by very strong regular price selling of our transitional and early fall merchandise, which began in mid-June and continued throughout the period. In addition, we experienced solid markdown sales throughout our semi-annual clearance sale event, which began at the end of June.”

        Mr.  Zetcher continued, “Regarding our store expansion plan, we opened 10 new stores during the quarter, bringing the total number of stores to 924 at the end of the period. We remain on track to open 53 stores in the second half and expect to operate approximately 977 stores by the end of fiscal 2003.”

        “Looking ahead, we are pleased with our fall merchandise assortments and will be supporting the current momentum in our business with an extensive marketing program beginning in September. Our plans include national print advertising as well as a new television campaign, which will run nationally and on cable networks throughout September and into October. These efforts are in addition to several other marketing initiatives, including direct mail and various customer outreach programs.”

        “Our fall expansion plan includes the addition of three new Talbots Mens stores, which are scheduled to open in September. Specifically, our upcoming openings for this new concept include Madison Avenue in New York, adjacent to our flagship store; Tysons Corner in the Washington, D.C. area; and Boston, Massachusetts in the Prudential Center. We will end this year with a total of six Talbots Mens stores, including the three Mens stores, which opened this spring for our retail launch of this concept. “

(continued)

        “In closing, we intend to maintain our very disciplined approach to managing our business in light of the continued uncertainty in the environment. We are hopeful for a continuation of the healthy regular price selling trends we have seen since mid-June, as we move through the fall season, ” concluded Mr. Zetcher.

        As previously announced, Talbots will host a conference call today, August 20, 2003 at 10:00 a.m. eastern time to discuss second quarter results. To listen to the live Webcast please log on to http://www.talbots.com/about/investor.asp. The call will be archived on its web site www.talbots.com for a period of twelve months. In addition, an audio replay of the call will be available shortly after its conclusion and archived until August 22, 2003. This call may be accessed by dialing (800) 677-7085.

        Talbots is a leading national specialty retailer and cataloger of women’s, children’s and men’s classic apparel, shoes and accessories. The Company operates 932 stores – 479 Talbots Misses stores, including 20 Talbots Misses stores in Canada and five Talbots Misses stores in the United Kingdom; 253 Talbots Petites stores, including two Talbots Petites stores in Canada; 40 Talbots Accessories & Shoes stores; 64 Talbots Kids stores; 69 Talbots Woman stores, including one Talbots Woman store in Canada; three Talbots Mens stores; and 24 Talbots Outlet stores. Its catalog operation currently expects to circulate approximately 48 million catalogs worldwide in fiscal 2003. Talbots on-line shopping site is located at www.talbots.com.

(Tables to Follow)

The foregoing contains forward-looking information within the meaning of The Private Securities Litigation Reform Act of 1995. The statements may be identified by such forward-looking terminology as “expect,” “look,” “believe,” “anticipate,” “may,” “will,” or similar statements or variations of such terms. All of our “outlook” information (including future revenues, comparable sales, earnings and EPS, and other financial performance or operating measures) constitutes forward-looking information. The specialty apparel retail business is an evolving and highly competitive marketplace. Our forward-looking statements are based on our current expectations, assumptions, estimates and projections about our Company and involve material known and unknown risks and uncertainties as to future events which may or may not occur, including levels of sales, effectiveness of the Company’s brand awareness and marketing programs, effectiveness and profitability of new concepts including the Mens concept, effectiveness of its e-commerce site, store traffic, acceptance of Talbots fashions and the Company’s ability to anticipate and successfully respond to changing customer tastes and preferences, appropriate balance of merchandise offerings, the Company’s ability to sell its merchandise at regular prices as well as its ability to successfully execute its major sale events including the timing and levels of markdowns, retail economic conditions including consumer spending, consumer confidence and a continued highly uncertain economy, and the impact of a continued highly promotional retail environment. In each case, actual results may differ materially from such forward-looking information. Certain other factors that may cause actual results to differ from such forward-looking statements are included in the Company’s Current Report on Form 8-K dated October 30, 1996 filed with the Securities and Exchange Commission (a copy of which may also be obtained from the Company at 781-741-4500) as well as other periodic reports filed by the Company with the Securities and Exchange Commission and available on the Talbots website under “Investor Relations”, and you are urged to carefully consider all such factors. In light of the substantial uncertainty inherent in such forward-looking statements, you should not consider their inclusion to be a guarantee or representation that such forward-looking matters will in fact be achieved. The Company assumes no obligation for updating or revising any such forward-looking statements to reflect actual results, changes in assumptions or changes in other factors or information affecting such forward-looking statements.

####

THE TALBOTS, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF EARNINGS (Dollar amounts in thousands except per share data) (Unaudited)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended

	August 2, 2003	August 3, 2002	August 2, 2003	August 3, 2002

Net Sales	$389,624	$370,407	$784,615	$761,735

Costs and Expenses:
Cost of sales, buying and occupancy	253,179	235,578	483,370	456,700
Selling, general and administrative	106,250	102,232	223,304	215,633

Operating Income	30,195	32,597	77,941	89,402

Interest:
Interest expense	636	720	1,383	1,641
Interest income	71	178	112	266

Interest Expense - net	565	542	1,271	1,375

Income Before Taxes	29,630	32,055	76,670	88,027

Income Taxes	11,111	12,021	28,751	33,010

Net Income	$ 18,519	$ 20,034	$ 47,919	$ 55,017

Net Income Per Share:

Basic	$ 0.33	$ 0.34	$ 0.85	$ 0.92

Assuming Dilution	$ 0.32	$ 0.33	$ 0.83	$ 0.90

Weighted Average Number of Shares of Common
Stock Outstanding (in thousands):

Basic	56,390	59,468	56,693	59,712

Assuming Dilution	57,746	61,047	57,916	61,328

Cash Dividends Per Share	$ 0.10	$ 0.09	$ 0.19	$ 0.17

THE TALBOTS, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands)

	August 2, 2003 (unaudited)	February 1, 2003 (audited)	August 3, 2002 (unaudited)

Cash and cash equivalents	$ 50,708	$ 25,566	$ 51,714
Customer accounts receivable -net	169,460	181,189	160,192
Merchandise inventories	166,865	175,289	165,413
Other current assets	61,618	53,854	52,412

Total current assets	448,651	435,898	429,731

Property and equipment - net	324,071	315,227	298,705
Intangibles - net	111,397	111,397	111,397
Deferred income taxes	--	--	3,281
Other assets	11,655	9,403	9,616

TOTAL ASSETS	$895,774	$871,925	$852,730

Accounts payable	$ 46,103	$ 48,365	$ 63,136
Income taxes payable	27,596	11,590	25,171
Accrued liabilities	83,889	87,986	84,312

Total current liabilities	157,588	147,941	172,619

Long-term debt	100,000	100,000	100,000
Deferred rent under lease commitments	22,161	20,688	20,436
Deferred income taxes	3,446	2,921	--
Other liabilities	40,141	32,699	18,672
Stockholders’ equity	572,438	567,676	541,003

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$895,774	$871,925	$852,730

THE TALBOTS, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands) (Unaudited)

	Twenty-Six Weeks Ended

	August 2, 2003	August 3, 2002

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$47,919	$55,017
Depreciation and amortization	31,603	28,129
Deferred and other items	9,424	10,356
Changes in:
Customer accounts receivable	11,776	12,018
Merchandise inventory	8,627	18,595
Accounts payable	(2,266)	13,526
Income taxes payable	16,004	24,149
All other working capital	(10,411)	7,292

	112,676	169,082

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property and equipment	(42,300)	(50,672)
Proceeds from disposal of property and equipment	707	1

	(41,593)	(50,671)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from stock options	2,633	5,410
Cash dividends	(10,807)	(10,187)
Purchase of treasury stock	(38,024)	(80,529)

	(46,198)	(85,306)

EFFECT OF EXCHANGE RATES ON CASH	257	303

NET INCREASE IN CASH AND CASH EQUIVALENTS	25,142	33,408

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	25,566	18,306

CASH AND CASH EQUIVALENTS, END OF PERIOD	$50,708	$51,714